Exhibit 99.2

Myomo, Inc.

Second Quarter 2020 Earnings

August 10, 2020 at 4:30 p.m. EDT

CORPORATE PARTICIPANTS

Kim Golodetz – LHA Investor Relations

Paul Gudonis – Chairman and Chief Executive Officer

David Henry – Chief Financial Officer

PRESENTATION

Operator

Good afternoon, everyone, and welcome to the Myomo Incorporated Second Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star and then one using a touchtone telephone. To withdraw your questions, you may press star and two. Please also note today’s event is being recorded.

And at this time, I’d like to turn the conference call over to Kim Golodetz. Please go ahead.

Kim Golodetz

Thank you, Operator, and good afternoon, everyone. This is Kim Golodetz with LHA. Welcome to the Myomo Second Quarter 2020 Financial Results Conference Call.

Earlier today, Myomo issued a news release announcing financial results for the second quarter of 2020. If you would like to be added to the company’s email distribution list to receive future announcements, please register on the company’s website at myomo.com or call LHA in New York at 212-838-3777 and speak with Carolyn Curran. With me on the call today for Myomo are Paul Gudonis, Chief Executive Officer; and Dave Henry, Chief Financial Officer.

Before we begin, I would like to caution listeners that statements made during this conference call by management other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, guidance, outlook, confidence, target, project, and other similar expressions are typically used to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, and may involve and are subject to certain risks and uncertainties, and other factors that may affect Myomo’s business, financial condition, and operating results, including the impact of the ongoing COVID-19 pandemic on Myomo’s business operations.

These and additional risks, and uncertainties, and other factors are discussed in the risk factors and other qualifications contained in Myomo’s filings with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended June 30, 2020, which was filed earlier this afternoon. Actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Except as required by law, Myomo undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this call.

It is now my pleasure to turn the call over to Paul Gudonis, CEO. Paul, please go ahead.

Paul Gudonis

Thank you, Kim. Good afternoon, everyone, and thank you for joining us today. After I present a business update, Dave will review our second quarter financial results, and discuss our financial outlook; and following the financial update, I’ll give some closing remarks and then we’ll take your questions. But first, I hope that you, your families and your colleagues are all well during this pandemic.

COVID-19 has affected everyone, and the full impact on our way of life and our businesses is still unknown. Over the past several months, we’ve taken actions to adjust Myomo’s operations, and have dealt well with the initial restrictions on travel and person-to-person activity, and we’ve been safely providing our powered arm braces as states opened up.

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Our revenues for the second quarter of 2020 were $859,000, which was significantly better than what we had expected at the beginning of the quarter, due to the uncertainties related to COVID-19. This level of revenue was barely down just 2% from our revenues in the year-ago quarter, and year-to-date, our revenues are up nearly 10% over the same period last year. So, we’ve been able to grow our business despite the short-term impact of the Coronavirus.

Direct billing of our products to payers in the second quarter increased by 329% year-over-year and represented 50% of revenues in the quarter. The other half of our revenues came primarily from our US O&P channel partners, the VA, and Europe. And, with over 85% of our new MyoPro candidates entering the pipeline as direct billing cases, we have successfully made the transition from a wholesale medical device manufacturer to a B2C direct-to-patient provider, resulting in higher revenue per unit compared to a year ago, as well as more control over the process from regeneration to delivery. We also increased the size of our backlog, which is defined as MyoPros that have been authorized by payers but are either in the process of being delivered to users or awaiting payments to us. Our backlog stood at 120 units at the end of Q2, up 50% from the 80 units at the start of the quarter.

Last year, we started screening patients via telehealth video conferencing to assess them as a MyoPro candidate and to move them forward into the pipeline for reimbursement and future fittings. Despite the travel restrictions and the social distancing measures that have been put in place, we’ve continued to build the front end of our pipeline by remote screening for MyoPro conducted within the guidelines of the telehealth protocol. It’s safer for the candidate since they can be screened at home; our field staff is safe and can be much more productive in terms of the number of screenings they can conduct per day, and we save the time and expense associated with travel to perform these screenings.

Our success is reflected in the numbers. During the second quarter, we added approximately 200 new MyoPro candidates to the reimbursement pipeline, which continues to stand at about 700 units, adjusting for new authorizations received, and for the churn due to final denials by insurance, changes in the patient’s condition, a change in their insurance, or for other reasons. Since the start of the year, we’ve added about 500 new candidates to the pipeline through direct-to-patient online marketing and referrals from clinicians.

As states began opening up in May and June, we restarted in-person deliveries and MyoPro fittings, and now have accelerated that pace of deliveries into July and August, as we are moving forward to monetize the backlog. In July, we delivered more than 40 devices and already have more than 20 scheduled for August. By comparison, we’ve recognized revenue on 54 units so far this year.

That means in July, and so far in August, we expect that we will deliver more units than we recognized revenue on in the first six months of the year. We expect that these recent deliveries will convert to revenue as payments are received in the coming months. We instituted a new patient interaction policy as a result of COVID-19, and have been able to procure a supply of personal protective equipment in order to keep both our employees and our patients safe as we resumed patient visits where public health restrictions are being eased.

As I discussed on our last earnings call, starting in March, we took a number of steps to reduce operating expenses and cash utilization. As a result of these personnel actions and other cost reductions, operating expenses decreased sequentially by approximately $800,000. Now that we’re increasing deliveries, we are bringing back some staff members, and expect travel expenses to return to more normal levels in order to provide the MyoPros to patients, so we anticipate our operating expenses will increase in the third quarter in order to generate growth in revenues from our growing backlog.

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Meanwhile, the number of MyoPros being authorized by insurance companies is growing, especially among patients covered by Medicare Advantage plans and other commercial payers who are regularly reimbursing the cost in MyoPro. For seniors on Part B Medicare, we’ve been informed that coverage for MyoPro will be determined on a case-by-case basis upon the medical necessity. And, we’re still waiting for the first device to be approved from claims submitted by one of our own P [ph] channel partners.

Although we are meeting with adult candidates in person for MyoPro fittings, we’ve refrained from in-person meetings with children and their families to complete the pediatric MyoPal device testing. So, as I mentioned last quarter, we pushed out the national launch of that product to next year. This will save us additional cash this year, and enable us to focus our resources on the adult MyoPro population.

With that overview of our results, and how we’ve adapted to the COVID-19 situation, we’ll move on to the financial review of the 2020 second quarter by our CFO, Dave Henry. Dave?

Dave Henry

Thank you, Paul. Turning now to our second quarter financial results, revenue for the second quarter of 2020 was $859,000, which is down only 2% from the second quarter of 2019, and reflects the fact that for much of the quarter, we were unable to deliver any MyoPros, owing to the shutdowns necessitated by the Coronavirus pandemic. Our higher average selling price mostly offset a lower number of revenue units, with a significant increase in ASP, reflecting success with our direct billing channel. There were 24 revenue units in the second quarter.

More specifically, revenue from direct billing for the second quarter was 50% of total revenue, and this was up 329% compared with the direct billing revenue in the prior-year quarter. We’re very happy with our success in driving direct billing revenue growth. Our backlog of units, which represents insurance authorizations received but not yet converted to revenue, was 120 units as of June 30, 2020. This is up 50% over 80 units as of March 31, 2020.

Approximately 20% of the March 31, 2020 unit backlog was converted into revenue during the second quarter, a lower percentage than in previous quarters, owing to suspended deliveries as a result of COVID-19. Approximately 70% of the Q2 ending backlog is comprised of direct billing units.

Gross margin for the second quarter was 51%, down from 57% in the prior-year second quarter. The decrease primarily reflects costs of revenues recognized on deliveries toward the end of the second quarter, which are expected to be recognized as revenues in future periods, as well as increased warranty reserves. Note that cost of revenues now includes certain fixed costs, such as our quality organization that were recorded in R&D in prior periods. Prior year gross margin reflects these costs.

Operating expenses for the second quarter of 2020 were $3.3 million, a modest 3% increase over the second quarter of 2019, and a 20% decline compared with the first quarter of 2020. The year-over-year increase reflects a full quarter of compensation costs, primarily associated with the addition of reimbursement personnel in the prior-year period and higher legal expenses, offset by payroll and other reductions in sales, clinical, and marketing expenses in response to COVID-19. With certain geographies reopening, we expect operating expenses will increase in the third quarter, as we selectively add back professionals in order to fulfill our growing patient backlog.

Our operating loss for the second quarter of 2020 increased slightly to $2.8 million from $2.7 million for the second quarter of 2019. Net loss for the second quarter of 2020 was $3.3 million or $1.12 per share, and this compares with a net loss of $2.6 million or $4.50 per share for the same period of 2019. Adjusted EBITDA for the second quarter of 2020 was a negative $2.7 million, compared with a negative $2.5 million for the second quarter of 2019. Please refer to the table in today’s press release for a reconciliation of GAAP to non-GAAP results.

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Cash and cash equivalents as of June 30, 2020, were $10.7 million. We utilized $3.7 million of cash in the second quarter. This was somewhat higher than prior quarters due to higher cash used for working capital as cash inflows slowed as a result of the impact of COVID-19, while liabilities were paid down. During the quarter, we utilized our ATM facility, generating net proceeds of around $700,000 through the issuance of approximately 180,000 shares of common stock at a weighted average sales price of $3.87 per share.

Cash utilization in the third quarter is expected to be at the low end of the usual quarterly range of $2.4 million to $3 million, excluding any ATM proceeds. So long as public health and travel restrictions are not re-imposed due to the spread of COVID-19, we believe that we have sufficient cash to meet our operating requirements for at least the next 12 months. However, if public health and travel restrictions are re-imposed, we may require additional capital to fund operations during the second half of 2021.

During the second quarter, we amended our term loan with Chicago Venture Partners, turning it into a convertible note that allows us to repay the note in cash or stock at our option. The amendment included a restructuring fee of $105,000, which was added to the outstanding balance.

During the second quarter redemptions by CVP of $800,000 were paid by issuing approximately 224,000 shares of common stock at an average price of $3.58 per share. As of June 30, 2020, the outstanding balance of the note, including the restructuring fee was approximately $1 million. Net loss during the second quarter of 2020, includes a charge of approximately $348,000 for a loss on extinguishment of debt resulting from these redemptions.

Turning briefly to our year-to-date financial results, revenue for the six months ended June 30, 2020, was $1.9 million, up 9% over the prior-year period, despite the impact of COVID-19. The year-to-date operating and net loss were $6.3 million and $7.1 million, respectively. Net loss for the second quarter and first half of 2020 includes the charges of $500,000 approximately, related to the partial extinguishment of the company’s convertible note. Year-to-date adjusted EBITDA was a negative $6 million, compared with a negative $4.8 million in the same period a year ago.

Turning now to our near-term expectations, while the impact of COVID-19 has altered our outlook, back in the spring, we are optimistic for a redemption of significant growth in the second half of the year. As Paul mentioned, with geographies opening up to economic activity, we are hopeful that Myomo’s operations will continue at this more normal pace for the remainder of the year. We’ve been building an impressive authorization backlog, which we are working to convert into revenue in subsequent periods.

Since the majority of our backlog is direct billing patients, the extent to which we can accelerate revenue growth in the third quarter will depend on first, the continued ability to deliver MyoPros to patients which we control; and second, obtaining reimbursement from insurers in a timely manner, which we don’t control. Because we don’t control the timing of insurance payments, it’s difficult to guide to a forecasted revenue, however, we are forecasting a record number of deliveries in the third quarter. This means that we have an opportunity to generate record revenues in the third quarter, depending on the timing of payments by insurers.

Longer-term, the MyoPro opportunity remains significant. We believe we are putting in place all the necessary components to accelerate revenue growth and margin expansion as the country gets fully back to work.

With that overview, I’ll turn the call back to Paul.

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Paul Gudonis

Thanks, Dave. Well, as you heard us describe today, over the past five months we quickly adjusted our business in response to the changed personal health and economic environments, we added to our patient pipeline, and we continue to do so more cost-effectively with our telehealth approach. And, and we expect to see an even larger percentage of our business going through the direct billing channel, which leads to higher revenue and gross margin per unit.

While we had a short delay in deliveries during the quarter, we’re moving aggressively to catch up with a large number of shipments from our growing backlog. Starting in July, we also increased our digital marketing activity, and we’re seeing a higher number of patient inquiries as the front end of our pipeline continues to grow. And, this growth in the number of candidates considering a MyoPro is a leading indicator of future revenues as we continue on the path toward cash flow breakeven.

This concludes the formal part of our presentation. So, Operator, we’re ready to open the call to questions.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this point, we will begin the question and answer session. To ask a question, you may press star and then one using a touchtone telephone. If you are using a speakerphone, we do ask that you please pick up your handset before pressing the keys.

To withdraw your question, you may press star and two. Once again, that is star and then one to ask a question. At this time, we will pause momentarily to assemble our roster.

Paul Gudonis

Before we take the first question, I want to mention that we are available for virtual investor meetings and calls during this time of more limited travel. So, please reach out to our Investor Relations firm to set up a time. Their contact information is on today’s news release.

Okay, Operator, we’re ready for the first question.

Operator

Our first question today comes from Kyle Bauser from Colliers Securities. Please go ahead with your question.

Kyle Bauser

Hi. Thanks for taking the questions, and thanks for all the details here. You talked a little bit about the growing pipeline, I mean, it’s growing; the backlog growing 50%, and how July and August make up more than all of the first half of the year. Just for clarification, I didn’t quite catch it. Were you talking about sales or backlog? I’m just kind of wondering if you said Q3 sales could actually be higher than all of the first half.

Paul Gudonis

Well, we booked revenue on 54 units in the first half of the year, in the first six months. And then, our shipments in July and August together totaled over 60 units, and those will convert into revenue as we receive payments from the insurance payers.

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Dave Henry

So, what I mentioned in my remarks, Kyle, was that, given that we have a record number of deliveries, but we don’t control the timing of insurance payments, I said, there was an opportunity for record revenues in the third quarter. The previous record revenue for the company was $1.5 million back, in I think Q4 of last year. So, that’s the opportunity we have. We’re doing what we can to try to grow the revenues as quickly as possible. But we don’t control the timing of insurance payments, which under direct billing is really the criteria that we’re beholden to in order to be able to record revenue.

Kyle Bauser

Okay. Okay. That’s helpful. I mean either way it’s pretty exciting to already have shipped 60 units, and that’s just the first two months of the quarter; you still have September, so really nice to see that update there.

Shifting to direct billing, so this has been a really nice way to be able to kind of control the process and keep really nice way to be able to kind of control the process, and keeping patients in the pipeline, and generating better returns. I’m just kind of curious; if a patient drops out from the time that they are going through this process, what are some of the key reasons for that, and how has this dropout rate changed over maybe the past year or so?

Paul Gudonis

So, a patient might drop out of the pipeline for a number of reasons. For example, they may have another medical issue, another stroke, for example, and they need to postpone their continuation of the process. Some people change insurance; some move. I think we saw a higher churn than usual in the second quarter due to COVID, where people might have become more hesitant about proceeding in the process. Some people or their spouses might have gone on unemployment, which might have reduced their ability to move forward here. So, fortunately, we were able to continue our online digital marketing, people were, obviously, sheltering in place, going to Facebook, going on Google, still searching for solutions. So, we’re able to replace that churn pipeline with new patients coming into the process.

Kyle Bauser

Got it. Got it. And, regarding the Medicare opportunity, I know we’re waiting for this to eventually be material, but do you think that the device compliance rates, and maybe even value proposition is higher in the younger patient population anyways, or no? I mean, I know this is an opportunity that’s coming, but just kind of wondering if maybe the higher value proposition opportunity is already activated.

Paul Gudonis

We got the HCPCS codes issued back in January of 2019 that enabled Medicare Advantage plans to start paying for the device. And Medicare Advantage covers about 35% of seniors. We believe the value proposition for them is to live more safely at home, reduce the potential healthcare costs.

For example, stroke survivors tend to fall more often because with their hemiparesis they often have issues with an arm and a leg, so if they were carrying something, they might trip, fall, and that results in head trauma, perhaps, some type of other injury. They’ve had to go readmitted to the hospital, so there are those type of savings. There may be also savings and reduction in pain medications, other reductions, for example, in Botox usage for spasticity. So these are the types of reported savings we’ve heard from patients.

For the younger patients, because they are still able to work or of working age, they may be able to go back into the workforce. So, certainly, there’s a strong value proposition for them. Now I looked at one of our patient leads that came in the other day was a young mother who had high blood pressure during her delivery, resulted in a stroke, and left her with one side affected. And, she wants to be able to use both arms to interact and care for her children. So, there’s a slightly different value proposition for those younger patients.

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Kyle Bauser

Okay. Okay. Yes, that makes sense. Well, great updates here, and thanks for taking the questions.

Paul Gudonis

Thanks, Kyle.

Operator

And our next question comes from Scott Henry from Roth Capital. Please go ahead with your question.

Scott Henry

Thank you, and good afternoon. A lot of encouraging trends in the quarter. I did have a couple questions, when I think about kind of the revenue model and what to do with all the leading indicators. The first one is, pipeline adds strong this quarter at 200, even stronger first quarter at 300. Which one of those numbers do you think is more reflective of what we should expect going forward, or is it somewhere between 200 and 300 a quarter?

Dave Henry

Scott, we had really strong pipeline growth in the first quarter. In the second quarter, as the COVID pandemic started to shut things down, we reduced some of our field staff. We also reduced our advertising spending to focus it where we had regional clinical staff. So, we cut back on our ad spending, and that reduced the number of leads coming in.

In July we reinstituted that, and we’ve seen a strong pickup in leads in already in the first part of the third quarter here. So, I think the first quarter is probably more reflective of what we expect going forward.

Scott Henry

Okay. Great. Thanks for that color. And then, the roughly 60 devices you expect to sell in July and August. I guess, first question is, how many of those do you think are from activity in Q1 or is it more from Q2? And second, historically, what percent of those devices would get paid for in I guess Q3?

Dave Henry

Yes. So let me unpack that, and hopefully, I caught all your questions. Typically, unless there are issues with the particular claim—and we do have some claims that have issues—but, typically it’s once something is in backlog, it’s three months to six months in order for it to get paid.

So I don’t know, I don’t have an answer for you as to how much of the deliveries that we’re making so far here in the third quarter came from backlog that was in existence in the first quarter versus the second. But, I can tell you that it’s generally three months to six months before backlog actually turns into revenue somewhere in that timeframe, now.

Scott Henry

Okay. If I could just follow up, how was the month of June, since you have given us July and August just to get a sense thus far?

Dave Henry

June deliveries, I don’t have that number off the top of my head. I don’t know if you do, Paul.

Paul Gudonis

It was 18 in June.

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Dave Henry

Was it 18? Okay.

Scott Henry

All right.

Dave Henry

So, things had really paused in March, April, May, things started opening up, and so we had this growing backlog—and also new authorizations during the quarter; in fact, a record number of new authorizations in Q2. And, so then we started delivering those in June, and now those are getting delivered in July and August.

You may recall we started the calendar year with 53 units in backlog. We delivered some of those. We got new authorizations. We ended Q1 at 80 units in the backlog, and then between new authorizations, deliveries, we got to 120 units as of June 30th.

Paul Gudonis

Another way to think of maybe the backlog, Scott, is to, this quarter’s conversion rate—and I define the conversion rate as the number of units that turned into revenue compared to the beginning backlog—second quarter was low at around 20% because we couldn’t deliver anything for much of the quarter. So that’s sort of the low end. The highest conversion rate that we’ve had since we’ve started reporting backlog is around 50%.

Scott Henry

Okay. Thank you. That’s helpful. And final question on that part of the model is, how should we think about of the backlog at the end of Q1, it was at 80 it went to 120. Now, obviously, some of those adds become sales, but what percent of the backlog is dropping out typically?

Dave Henry

In the second quarter, I think, the drops were just around 10%.

Scott Henry

Okay. Great. And then, final questions on the income statement, I was kind of surprised to see gross margins going down, given the change in channel. Is that just perhaps lower volume this quarter, and should we expect that to rebound going forward?

Dave Henry

Well, as I mentioned in the call, we did some cost reclassifications. So, what we have now, is we have fixed costs, primarily related to our quality organization that are now up in cost of goods sold because they’re primarily doing sustaining activities.

So, in periods where revenue was low, we’re going to have a lower gross margin because of those fixed costs up in cost of goods sold, call it, fixed overhead, whatever you want to call it. But, as revenue goes up, your gross margin will increase because the contribution margin will be higher. Those fixed costs aren’t going to increase.

The other phenomena is that in second quarter, because we had a lot of deliveries at the end of the quarter, as we started to open things up again, recall with our revenue recognition that for under direct billing, we don’t take revenue until we meet all the conditions for revenue recognition. And, more often than not, that coincides with payment. But we’re still required to record the cost of revenues when we ship, when the inventory leaves our balance sheet.

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Scott Henry

Okay.

Dave Henry

So there’s that phenomenon as well, and that was exasperated in the second quarter because of the fact that we were delivering to direct billing patients units that we’ll have to take revenue for in later periods.

Scott Henry

Okay. Great. Thank you for that clarification, and thank you for taking the questions.

Operator

Our next question comes from Jim Sidoti from Sidoti and Company. Please go ahead with your question.

Jim Sidoti

Hi. Good morning. It seems like you’ve done a pretty good job adapting to a pretty crazy environment. A couple questions, you said 24 units shipped in the quarter, so average selling price works out to around $35,000. Is that correct?

Dave Henry

That’s right.

Jim Sidoti

So—

Dave Henry

Jim, we recognize revenue units, not necessarily shipments. Again—

Jim Sidoti

Right. Sorry.

Dave Henry

If we were [ph] to ship more units, but those won’t convert into revenue until the payment is received, for example, in this quarter.

Jim Sidoti

Okay. Yes. That kind of leads into my next question because you said, you shipped 18 units in June and I assume you didn’t get paid for any of those units, and you shipped 60 units in July and August. So I mean, if you didn’t ship another unit for the rest of the year, or if you just collected on the 78 units that you have out right now, you would expect to book about $2.75 million, about $2.8 million in revenue. I mean does that sound reasonable?

Dave Henry

If you are at—yes, I mean, you’re thinking about it the right way. Assuming that there are no issues with the claims that are associated with those deliveries, yes, it’s — those units times an ASP. I don’t have my calculator with me handy, but I’ll trust you.

Jim Sidoti

Yes.

Dave Henry

On what 78 times, call it, roughly $35,000 is, right?

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Jim Sidoti

So—

Dave Henry

And, you realize there are still another 60 other units in the backlog to be scheduled for delivery as well.

Jim Sidoti

And, I don’t think you ship units unless you’re pretty confident you’re going to get paid, right? Because in pulling [ph] a shipment, you’ve already got reimbursement approved, isn’t that correct?

Dave Henry

Well, we’re actually required to deliver before we can submit a claim. But, we do have the authorization from the insurance company. Sometimes, we have a single case agreement, so that with that preauthorization, we feel confident about getting the payments, so that’s why we proceed with the delivery.

Jim Sidoti

Right. I mean, is it—are there a significant number of units that have shipped that you do not get reimbursed for, or is that number pretty low?

Dave Henry

We’ve done some various programs in the past. Overall, that number is pretty low. I mean, we don’t—we’re not writing off a whole bunch of units that we’ve delivered. But from time to time, we will deliver, I guess, what I would say is at-risk, where we think that the case is such that, and the patient’s need is such that we feel it’s important to try to deliver to this patient, even without an insurance authorization and try to fight that battle.

Jim Sidoti

Yes. No. I just think, it’s pretty impressive because if you didn’t ship another unit this year, you just collected on what you shipped, you would grow revenue 30% in a year that no one could have predicted; a pandemic that shut the world down for three months to four months. So, I think, that’s a pretty impressive statistic.

Paul Gudonis

Thanks. Thanks, Jim. And, it’s really due to our staff coming in, inspecting units, getting them fabricated, and then getting them out to these patients because they have to do an in-person fitting, set all the software settings for the device. So, it has been really a great result from this teamwork here.

Jim Sidoti

And then last thing from me, I know you have some business in Germany. Can you just kind of give us an update on how conditions are their relative to conditions in the US? Are patient visits up yet; are they ahead of us, or are they lagging the way we are right now?

Paul Gudonis

Thanks for the question. In fact, as you may know from some of the media reports, Germany has managed this pandemic quite well. They opened up before the US did, so we are shipping units to Germany. They’re getting reimbursed because the statutory health insurance there has declared the MyoPros covered for German citizens with medical necessity.

In fact, on Facebook, there’s a recent TV show that ran in Germany with a brachial plexus surgeon and one of his patients wearing a MyoPro and talking to a German audience about how this has really restored motion in this individual who had been injured and lost the ability to use that arm and hand.

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Jim Sidoti

So, I’m just following up on that. The 18 units that were reimbursed in the quarter, how many of those came from overseas?

Paul Gudonis

International is right now, I would say, just maybe under, a little under 10% of our overall revenue.

Jim Sidoti

Okay, so it’s still a business that has a lot of room to grow?

Paul Gudonis

Yes. Yes. There’s still a growing pipeline there, especially in Germany.

Jim Sidoti

All right, thank you.

Operator

And, ladies and gentlemen, once again, if you would like to ask a question, please press star and then one. To withdraw your question, you may press star and two. And, our next question comes from Edward Woo from Ascendiant Capital. Please go ahead with your question.

Edward Woo

Thank you, and also congratulations on managing through this crisis. My question is going a little bit more details in terms of geographies.

Have you noticed any big differences or trends in the US in different areas where maybe there’s been a re-spike in cases? And then also in Europe, I know Germany has—you mentioned, has managed COVID pretty well, and also has you guys under authorization. But, what about opportunities outside of Germany, you think it will open up as the cases open up or is Germany different?

Paul Gudonis

Well, in the US it’s been an evolving situation. Early in the pandemic outbreak, here in the Northeast, we really had very limited amount of new activity because of the situation in New York, and here in Massachusetts, so we had more activity in terms of leads and deliveries in other parts of the country. But then that has shifted. As you’ve seen, we’ve had increases in cases in California, Arizona, Texas. We’re in a position where we’ve provided PPE to our staff and our patients, and our essential healthcare service so we are able to deliver to patients. Germany has been the most open, productive market in Europe. We’re still seeing things pretty much shut down in Italy and in the UK at this time.

Edward Woo

Great. And then, in terms of I know, it’s very tough to predict outlook, but would you say that your manufacturing and supply chain is pretty much back to normal, or is it still a little bit volatile with the situation?

Paul Gudonis

Our supply chain is intact. We rely on two manufacturers, one is Cogmedix here in Massachusetts. They build the robotic kit elements that go into every device. So, we already have an inventory of kits ready to be delivered to patients. And, the fabrication shop has expanded its capacity so that we can get these increased number of orders through the shop over there.

Myomo, Inc. August 10, 2020 at 4:30 p.m. EDT

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Edward Woo

Great. Well, thanks for answering my questions and I wish you guys good luck.

Paul Gudonis

Thank you.

Dave Henry

Great, thank you.

CONCLUSION

Operator

And, ladies and gentlemen at this time, in showing no additional questions, I’d like to turn the floor back over to Paul Gudonis for closing remarks.

Paul Gudonis

Thank you, Operator. Well, I want to mention that we continue to present the Myomo investment proposition at virtual conferences. We’re scheduled to present at the LD Micro 500 Virtual Event at 8:11 a.m. Eastern Time on September 2. And, in addition, we plan to present during the week of September 14 at the H.C. Wainwright Annual Global Investment Conference. And, we’ll also be presenting at the Sidoti Conference in November.

So, in closing, we are closely monitoring the COVID-19 situation. As restrictions have been eased in some locations, our ability to service our backlogs is accelerating. In parallel, we’re also increasing the number of cases in the reimbursement pipeline, obtaining a larger number of insurance authorizations, increasing the percentage of direct bill patients, and overall, delivering a greater volume of product orders.

We’re addressing a very large unmet need with valuable, unique product line while continuing along the path toward our next milestone of cash flow breakeven. Once again, thank you for your time, and for your interest in Myomo.

Operator

Ladies and gentlemen, that does conclude today’s conference call. We do thank you for joining. You may now disconnect your lines.

Myomo, Inc. August 10, 2020 at 4:30 p.m. EDT

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